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                                                                    Exhibit 99.1



FOR IMMEDIATE RELEASE                     CONTACT:  GERALD T. MULLIGAN
                                                    President and CEO
                                                    978-725-7555


             LSB CORPORATION ANNOUNCES A BALANCE SHEET REPOSITIONING


North Andover, MA, June 15, 2006 (NASDAQ: LSBX) today announced that it has undertaken a repositioning of its balance sheet designed to reduce exposure to future interest rate risk and enhance long-term financial performance.

In the second quarter of 2006, the Company restructured its balance sheet by selling approximately $80 million of fixed-rate investment securities available for sale. These investment securities had an average yield of 3.30% and an average life of 2.0 years and represented almost 30% of the investment portfolio. Approximately $50 million of the proceeds will be reinvested in securities yielding 5.70% with an average life of 4.2 years. The remaining $30 million will be used to pay down maturing long-term and short-term Federal Home Loan Bank (FHLB) borrowings that the Company believes would continue to reprice at a higher cost. The sale of the investment securities will require the Company to recognize an after-tax charge to earnings of approximately $1.6 million (or $0.35 per diluted share) in the second quarter of 2006.

Gerald T. Mulligan, President and Chief Executive Officer, stated, "This action has been taken to reposition LSB Corporation's balance sheet to improve our net interest income and net interest margin. We believe it is prudent in the current interest rate environment to sell a portion of the securities portfolio and reduce the leverage in our balance sheet by paying down maturing wholesale borrowings that we expect will continue to reprice at higher levels."

The Company expects to achieve increased net interest income on an annualized basis of approximately $1.2 million after-tax, (or $0.26 per diluted share), as a result of the restructuring. The Company estimates that the incremental effect of this restructuring will be an increase of 33 basis points in its net interest margin. However, there is no assurance that the Company will be able to maintain this higher net interest margin in future periods.

LSB Corporation is a Massachusetts corporation that conducts all of its operations through its subsidiary, Lawrence Savings Bank (the "Bank"), a Massachusetts-chartered savings bank organized in 1868. The Bank offers a range of commercial and consumer loan and deposit products and is headquartered at 30 Massachusetts Avenue, North Andover, Massachusetts, approximately 25 miles north of Boston. Lawrence Savings Bank operates 5 full service banking offices in Massachusetts in Andover, Lawrence, Methuen (2) and North Andover and 1 full service banking office in Salem, New Hampshire.

     The reader is cautioned that this press release may contain certain statements that are "forward-looking statements" within the meaning of
     Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are expressions of management's expectations as of the date of this press release regarding future events or trends and which do not relate to historical matters. Such expectations may or may not be realized, depending on a number of variable factors, including but not limited to, changes in interest rates, general economic conditions, regulatory considerations and competition. For more information about these factors, please see our recent Annual Report on Form 10-K on file with the SEC, including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." As a result of such risk factors and uncertainties, the Company's actual results may differ materially from such forward-looking statements. The Company does not undertake and specifically disclaims any obligation to publicly release updates or revisions to any such forward-looking statements as a result of new information, future events or otherwise.